EXHIBIT 99.1

                                 COMMSCOPE, INC.
                           FORWARD-LOOKING INFORMATION


  The Securities Exchange Act of 1934, the Private Securities Litigation
Reform Act of 1995 and other related laws provide a "safe harbor" for forward-looking statements. Our Form 10-K for the year ended December 31, 2002, our Annual Report to Stockholders, any Form 10-Q or Form 8-K of ours, or any other oral or written statements made by us or on our behalf, may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "think," "thinks," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We do not intend, and are not undertaking any duty or obligation, to update any forward-looking statements to reflect developments or information obtained after the date of this Exhibit 99.1.

  Our actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, (a) the general political, military, economic and competitive conditions in the United States and other markets where we operate;
(b) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which we operate, security ratings or general stock market fluctuations; (c) employee workforce factors; (d) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission; (e) the impact of corporate governance, accounting and securities law reforms by the United States Congress, the Securities and Exchange Commission and the New York Stock Exchange; (f) significant joint ventures and acquisitions and the factors set forth below.

OUR SALES AND PROFITABILITY HAVE BEEN ADVERSELY AFFECTED BY A REDUCTION IN SPENDING IN THE CABLE TELEVISION AND COMMUNICATIONS INDUSTRIES.

  Most of our revenues come from sales to the cable television industry. Demand for our products depends primarily on capital spending by cable television operators for maintaining, constructing, rebuilding or upgrading their systems. Capital spending in the cable television and communications industries is cyclical. The amount of this capital spending, and, therefore, our sales and profitability, will be affected by a variety of factors, including, without limitation:

      o general economic conditions;

      o availability and cost of capital;

      o changes in ownership of cable television operators;

      o cable system consolidation within the industry;

      o the financial condition of domestic and international cable television operators and their access to financing;

      o competition from satellite and wireless television providers and telephone companies;

      o technological developments;

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      o new legislation and regulation of cable television operators; and

      o government investigations into industry practices.

  During 2002 and the first nine months of 2003, cable television capital spending decreased and we expect ongoing volatility in the near term. Our sales were negatively impacted by a significant slowdown in spending by our international customers, substantially lower sales of fiber optic cable and a major slowdown in spending by Adelphia Communications Corporation, referred to herein as Adelphia, primarily as a result of its Chapter 11 bankruptcy filing. We also experienced a significant slowdown in spending by Charter Communications, Inc. in the second half of 2002 and the first nine months of 2003. A shift away from rebuilding or upgrading activities has negatively impacted our profit margins. We cannot assure you that cable television capital spending will not continue to decrease in the future or when, if at all, it will increase. Lack of demand could increase competition for existing customers and negatively affect pricing. In addition, if we are unable to adequately manage our costs in response to reduced demand for our products, there could be a material adverse effect on our profitability.

WE MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE ACS ACQUISITION IF THE ACQUISITION IS NOT COMPLETED OR BECAUSE OF THE CHALLENGES OF ADDING THE ACS BUSINESS.

  On October 26, 2003, we signed a definitive agreement to acquire the Connectivity Solutions business of Avaya Inc. ("ACS"). Our ability to complete the transaction depends on, among other things, successfully obtaining adequate financing and regulatory approvals. We cannot assure you that the acquisition will be completed or, if completed, that it will be completed on the terms presently contemplated. If the acquisition of ACS is completed, we cannot assure you that we will receive the expected benefits because of the challenges of adding the ACS business.

THE INABILITY OF OUR CUSTOMERS TO OBTAIN ADEQUATE FINANCING TO FUND THEIR INFRASTRUCTURE PROJECTS COULD MATERIALLY ADVERSELY AFFECT US.

  Demand for our products depends primarily on cable system operators, wireless service providers, alternate service providers, and other customers and third parties continuing to construct, maintain, rebuild, and upgrade their wired and wireless communication infrastructure. The ongoing global economic downturn and market volatility has limited our customers' ability to access the capital markets. The inability of our customers to obtain adequate financing to fund their infrastructure projects could have a material adverse effect on our business and financial condition.

OUR CUSTOMERS ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION THAT COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

  In recent years, cable television capital spending has been affected by new legislation and regulation, on the federal, state and local level. Many aspects of government regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Federal Communications Commission is continuing its implementation of the Telecommunications Act of 1996, referred to herein as the "Telecom Act" which, when fully implemented, may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable, internet and telephony services. The Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the Telecom Act, ongoing litigation in this regard, other recent federal legislation, and the rules implementing these laws on the cable television industry and our business is still uncertain.

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THE LOSS OF ONE OR MORE OF OUR PRINCIPAL CUSTOMERS COULD MATERIALLY ADVERSELY
AFFECT US.

  Although the domestic cable television industry is comprised of thousands of cable systems, a small number of cable television operators own a majority of cable television systems and account for a majority of the capital expenditures made by cable television operators. Although we sell to a wide variety of customers dispersed across many different geographic areas, sales to the five largest domestic broadband service providers represented approximately 48% of our net sales during 2002 and 40% in the nine months ended September 30, 2003. In addition, our products are sold and used in a wide variety of applications. Our products primarily are sold directly to cable system operators, telecommunications companies, original equipment manufacturers and indirectly through distributors. Accordingly, the loss of one or more of our principal customers could have a material adverse effect on our business and financial condition.

CONSOLIDATION AMONG OUR MAJOR CUSTOMERS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

  The telecommunications industry has experienced the consolidation of many industry participants and this trend is expected to continue. We and one or more of our competitors may each supply product to businesses that have merged or will merge in the future. Consolidations could result in delays in purchasing decisions by the merged businesses, and we could play either a greater or lesser role in supplying products to the merged entity. These purchasing decisions of the merged companies could have a material adverse effect on our business. In November 2002, AT&T Broadband, the largest domestic multiple system operator and one of our significant customers, merged with Comcast Corporation to form a new company named Comcast Corporation, referred to herein as Comcast, creating a significant concentration of credit risk in the new merged entity. For the nine months ended September 30, 2003, Comcast represented approximately 19% of our net sales. We cannot determine whether the AT&T Broadband-Comcast merger, or subsequent potential regional clustering of cable systems and subscriber trades, will delay expected cable spending or negatively impact our sales volumes or profits.

THE FINANCIAL CONDITION OF SOME OF OUR MAJOR CUSTOMERS IS WEAK, WHICH HAS RESULTED IN WRITE-OFFS AND INCREASED OUR CREDIT RISK.

  One of our significant customers, Adelphia, filed for Chapter 11 debtor-in-possession reorganization on June 25, 2002. During 2002, we wrote-off $21.4 million of Adelphia receivables. We have reached an agreement with Adelphia on the terms under which we will continue to do business with Adelphia during its Chapter 11 reorganization but we do not expect a significant recovery of business with Adelphia in the near term.

  Other customers of ours are or may become subject to government investigation, file with the courts seeking protection under the applicable bankruptcy or reorganization laws or experience financial difficulties. Upon the financial failure of a customer, we may experience losses as a result of our inability to collect, in a timely manner or at all, the accounts receivable outstanding to such customer, as well as the loss of such customer's ongoing business. If our customers fail to meet their payment obligations to us, we could experience reduced cash flows and losses in excess of amounts reserved.

  Accounts receivable from Comcast, comprised approximately 18% of our net accounts receivable as of September 30, 2003. Accounts receivable from another customer comprised approximately 11% of our net accounts receivable as of September 30, 2003. An adverse change in the financial condition of a significant customer or group of customers could result in increased credit risk. If we are unable to collect the related accounts receivable, it could have a materially adverse impact on our results of operations and financial condition.

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THOUGH OFS BRIGHTWAVE, LLC'S COST STRUCTURE HAS IMPROVED, WE EXPECT IT TO
CONTINUE TO INCUR LOSSES THAT COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS.

  OFS BrightWave, LLC, referred to herein as OFS BrightWave, incurred substantial losses for the year ended December 31, 2002 and the nine months ended September 30, 2003 primarily due to the weak demand for optical fiber and fiber optic cable and the impact of significant charges primarily related to the write-off of goodwill and certain fixed assets, restructuring and employee separation costs and other cost reduction activities. Due primarily to the difficult market environment for certain telecommunications products and challenging global economic conditions, we expect ongoing pricing pressure and weak demand industry wide for fiber optic cable products at least through 2003. Furukawa previously announced a major global review of its optical fiber and fiber optic cable operations that could result in additional restructuring, special charges, and employee separation costs to OFS BrightWave that would increase the equity method losses incurred by CommScope. While we believe that OFS BrightWave has taken significant steps to reduce their cost structure, we believe that OFS BrightWave will continue to incur losses in the near term. As a result, we expect to recognize noncash equity method losses at least through 2003 from our investment in OFS BrightWave, which could materially adversely affect our results of operations. At September 30, 2003 OFS BrightWave owed $30 million to us under a $30 million revolving note agreement. We are not required to make any additional investments in the form of loans or capital contributions to OFS BrightWave; however, our failure to do so could result in the dilution of our ownership percentage.

OUR OWNERSHIP OF A MINORITY EQUITY INTEREST IN OFS BRIGHTWAVE EXPOSES US TO RISKS OF LIMITED CONTROL AS WELL AS OTHER RISKS WHICH, AMONG OTHER THINGS, MAY MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

  Our ownership of a minority equity interest in OFS BrightWave exposes us to risks of limited control. We may not be able to influence operational decisions, such as restructuring of business lines, that we do not believe to be in the best interests of CommScope as part owner of OFS BrightWave. Additional potential risks and uncertainties include, but are not limited to, the ability of OFS BrightWave to successfully manage its operations and related technologies effectively, the ability of OFS BrightWave to maintain Lucent's customer base, the ability of OFS BrightWave to recruit and retain qualified employees, pricing and acceptance of OFS BrightWave's products, OFS BrightWave intellectual property rights and telecommunications industry capital spending. The inability of OFS BrightWave to operate successfully in the current difficult global business environment may materially adversely affect our results of operations. OFS BrightWave is party to manufacturing and supply agreements with OFS Fitel, LLC, which is wholly owned indirectly by The Furukawa Electric Co., Ltd., referred to herein as Furukawa. As a result of Furukawa's controlling interest in both ventures, it has significant influence over the structure and pricing of these agreements. Future changes in these terms, over which we have limited influence, could have a material impact on the profitability of OFS BrightWave and ultimately on our results of operations. On October 9, 2002, in conjunction with Furukawa's purchase of 7.7 million shares of our common stock, we and Furukawa agreed to change from 2004 to 2006 the date when we could first exercise our contractual right to sell our ownership interest in OFS BrightWave to Furukawa for a cash payment equal to our original investment in and advances to OFS BrightWave. The inability to exercise our contractual right to sell to Furukawa, or to monetize, our ownership interest in OFS BrightWave could negatively impact the value of our investment in and advances to OFS BrightWave, which could materially adversely affect our results of operations and financial condition.

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THE RESTRICTIONS IMPOSED BY OUR EXISTING SENIOR SECURED REVOLVING CREDIT
FACILITY COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND OUR FAILURE TO COMPLY WITH THESE RESTRICTIONS COULD RESULT IN A DEFAULT.

  Our $100 million senior secured revolving credit facility contains covenants that restrict our ability and our subsidiaries' ability to:

      o dispose of assets;

      o incur additional indebtedness;

      o incur liens on property or assets;

      o repay other indebtedness;

      o pay dividends;

      o enter into certain investments or transactions;

      o repurchase or redeem capital stock;

      o engage in mergers or consolidations;

      o engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities;

      o guarantee the obligations of others; or

      o make additional investments in or loans to OFS BrightWave.

  Our compliance with these covenants in the future may be affected by events beyond our control. Our noncompliance with these covenants could create a default under our senior secured revolving credit facility.

  Moreover, our existing credit facility is secured by substantially all of our domestic assets. Accordingly, in the event of a default by us under this facility, the lenders would have a first priority secured claim on these assets. This may limit our ability to obtain additional financing from other sources in the future.

  In connection with the acquisition of ACS, we intend to enter into a new senior secured credit facility underwritten by Wachovia Securities in the amount of approximately $150 million, subject to adjustment, that we expect to contain substantially similar covenants and be similarly secured.

ALTHOUGH WE BELIEVE THAT OUR EXISTING GOODWILL AND OTHER INTANGIBLE ASSETS ARE NOT CURRENTLY IMPAIRED, WE MAY INCUR IMPAIRMENT CHARGES RELATED TO THESE ASSETS IN THE FUTURE.

  Effective January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangible assets with indefinite lives and also requires at least an annual assessment for impairment by applying a fair-value-based test. We do not currently have any intangible assets, other than goodwill, with indefinite lives.

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  We completed the process of performing the transitional goodwill impairment test, as prescribed by SFAS No. 142, as of January 1, 2002. As a result of the test performed, we believe that goodwill was not impaired as of January 1, 2002.

  SFAS No.142 also requires that goodwill be tested for impairment annually at the same time each year and on an interim basis when events or circumstances change. We elected to perform our annual goodwill impairment test as of August
31. We completed the annual goodwill impairment test as of August 31, 2003 and believe that goodwill was not impaired as of this date.

  Existing goodwill, which totaled $151 million as of December 31, 2002 and September 30, 2003, arose from previous acquisitions accounted for under the purchase method of accounting. If the current weakness in the telecommunications industry is prolonged or further deteriorates, we cannot assure you that future tests will not result in impairment of existing goodwill and that potential future goodwill impairment will not materially adversely affect our results of operations.

WE HAVE RECOGNIZED IMPAIRMENT CHARGES FOR FIXED ASSETS AND MAY NEED TO DO SO AGAIN IN THE FUTURE.

  Effective January 1, 2002, we adopted SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains many of its fundamental provisions. Long-lived assets must be tested for impairment in accordance with SFAS No. 144 whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Due to the difficult business environment in telecommunications and the continuing decline in demand for our products, we recognized impairment charges of $31.7 million during the three months ended June 30, 2003 primarily related to our broadband cable manufacturing assets. We previously recognized impairment charges of $25.1 million during the three months ended September 30, 2002 primarily related to fixed assets used in the manufacture of our wireless, fiber optic cable and other telecom products. These impairment charges represented approximately 14% and 10% of our total net property, plant and equipment as of June 30, 2003 and September 30, 2002, respectively. Utilization in our facilities is subject to change based on customer demand. Although we have no current plans to significantly reduce capacity in our facilities, we can give no assurances that we will not continue to have excess manufacturing capacity over the long-term. If the current weakness in the telecommunications industry is prolonged or further deteriorates, we cannot assure you that future tests will not result in additional impairment of long-lived assets and that potential future impairment of long-lived assets will not materially adversely affect our results of operations.

OUR FAILURE TO INTRODUCE NEW PRODUCTS SUCCESSFULLY, AND CHANGES IN TECHNOLOGY, COULD MATERIALLY ADVERSELY AFFECT US.

  Many of our markets are characterized by advances in information processing and communications capabilities which require increased transmission speeds and greater capacity, or "bandwidth," for carrying information. These advances require ongoing improvements in the capabilities of wire and cable products. We believe that our future success will depend in part upon our ability to enhance existing products and to develop and manufacture new products that meet or anticipate these changes. The failure to introduce successful new or enhanced products on a timely and cost-competitive basis or the inability to continue to market existing products on a cost-competitive basis could materially adversely affect our business and financial condition.

  Fiber optic technology presents a potential substitute for the products that comprise most of our sales. Fiber optic cables have penetrated the cable television and local area network markets we serve in high-bandwidth point-to-point and trunking applications. Fiber optic cables have not significantly penetrated the local distribution and residential application markets we serve because of the high relative cost of electro-optic interfaces

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and the high cost of fiber termination and connection. At the same time, advances in data transmission equipment and copper cable technologies have increased the relative performance of copper-based cables which are our principal products. However, a significant decrease in the cost of fiber optic systems could make these systems superior on a price/performance basis to copper systems. A significant decrease in the cost of fiber optic systems would likely have a materially adverse effect on our coaxial cable sales.

OUR INDUSTRY IS HIGHLY COMPETITIVE GLOBALLY AND RAPID TECHNOLOGICAL CHANGE MAY LEAD TO FURTHER COMPETITION.

  Our coaxial, fiber optic and electronic cable products compete with those of a substantial number of foreign and domestic companies, some of which have greater resources, financial or otherwise, than we have. The rapid technological changes occurring in the telecommunications industry could lead to the entry of new competitors. Existing competitors' actions, such as price reductions, use of internet auctions or introduction of new innovative products, and new entrants may have a materially adverse impact on our sales and profitability. We cannot assure you that we will continue to compete successfully with our existing competitors or that we will be able to compete successfully with new competitors.

  The global market for fiber optic cable products continues to be affected by weak demand and significant pricing pressure, which has had an impact on our sales and profitability. Ongoing weak demand and pricing pressure for fiber optic cable products could have a materially adverse impact on our sales and profitability.

OUR DEPENDENCE ON COMMODITIES SUBJECTS US TO PRICE FLUCTUATIONS WHICH COULD MATERIALLY ADVERSELY AFFECT US.

  The principal raw materials we purchase are fabricated aluminum, plastics and polymers, bimetals, optical fiber and copper. Our profitability may be affected by changes in the market price of these materials, most of which are linked to the commodity markets. Although we have generally been able to pass on increases in the price of these materials to our customers, we cannot assure you that we will be able to do so in the future. Additionally, significant increases in the price of our products due to increases in the cost of raw materials could have a materially adverse effect on demand for our products.

THE LIMITATION OR INTERRUPTION OF SUPPLY AND THE INABILITY TO RECOVER RISING COSTS OF PLASTICS AND POLYMERS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

  Plastics and polymers, which are used to insulate and protect cables, accounted for roughly 25% of our raw material purchases for the nine months ended September 30, 2003. Certain polymers such as polyethylene are derived from oil and natural gas and have been under significant pricing pressure as a result of the political and economic instability in the Middle East and South America. The limitation or interruption in supply of these materials could have a material adverse effect on our operations and financial condition. In addition, while we generally have been able to pass along certain cost increases to customers, we cannot assure you that we will be able to pass along increases in the cost of plastics and polymers. Our inability to pass along cost increases to our customers could materially adversely affect our results of operations.

DIFFICULTIES WITH OUR KEY SUPPLIERS COULD MATERIALLY ADVERSELY AFFECT US.

  A portion of our raw material purchases are bimetallic center conductors for coaxial cables. During the nine months ended September 30, 2003, we produced some of our requirements internally and purchased the remaining amount from Copperweld Corporation, referred to herein as Copperweld. Purchases from Copperweld totaled less than 5% of our total raw material purchases for that period. We are currently capable of internally producing essentially all of our requirements for bimetallic center conductors. Management believes that our

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internal production of these products will be sufficient to meet nearly all of our requirements for the remainder of 2003. However, the loss of our ability to produce bimetallic center conductors would likely require the purchase of bimetallic center conductors from Copperweld or other sources, which are limited. Although the parent of Copperweld has filed for Chapter 11 debtor-in-possession reorganization, management does not believe this will affect our supply arrangement with Copperweld. Copperweld's inability to supply, and/or our failure to manufacture or adequately expand our internal production of these products, could have a materially adverse effect on our business and financial condition.

  In addition, we internally produce a significant portion of our requirements for fine aluminum wire, which is available externally from only a limited number of suppliers. Although this is a smaller raw material purchase than bimetallic center conductors, our failure to manufacture or adequately expand our internal production of fine aluminum wire, and/or our inability to obtain these materials from other sources in adequate quantities on acceptable terms, could have a materially adverse effect on our business and financial condition.

  Additionally, fluorinated ethylene propylene (FEP) is the primary raw material used throughout the industry for producing flame retarding cables for local area network applications. There are few worldwide producers of FEP and market supplies have been periodically limited over the past several years. Availability of adequate supplies of FEP will be critical to future local area network cable sales growth.

  Optical fiber is a primary material used for making fiber optic cables. Optical fibers that are capable of transmitting light over a wide spectrum (e.g., greater bandwidth) are becoming increasingly important to the cable television and other local access telecommunication markets. There are few worldwide suppliers of these premium optical fibers. Availability of adequate supplies of premium optical fibers will be critical to future fiber optic cable sales growth. We believe that our equity investment in OFS BrightWave and our optical fiber supply arrangement (which does not contain minimum volume requirements or specific pricing) with an OFS BrightWave affiliate address concerns about the continuing availability of these materials to us, although there can be no assurance of this.

  At certain of our facilities, we are also a large consumer of electricity, water, gas and other resources. Unforeseen increases in the cost of these resources or interruptions or reductions in our current supply of these resources could materially adversely affect our ability to manufacture products in a cost-effective or timely manner.

CHANGES IN OUR KEY SUPPLIERS COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE PRODUCTS IN A COST-EFFECTIVE OR TIMELY MANNER.

  The current industry and economic downturn could cause our key suppliers to experience financial difficulties including bankruptcy, reorganization or insolvency or cause consolidation through mergers among our key suppliers. Upon the financial failure or consolidation of a key supplier, our business may be disrupted as we find alternative sources of supply. Interruption of supplies from our key suppliers could disrupt production or impact our ability to increase production and sales. Our inability to quickly find alternative sources of supply on reasonable terms or to successfully transition from one supplier to another could materially adversely affect our ability to manufacture products in a cost-effective and timely manner.

BECAUSE OF OUR VERTICAL INTEGRATION OF SUPPLY AND PRODUCTION OF SOME PRODUCTS, A DISRUPTION OR FAILURE AT ONE OF OUR MANUFACTURING FACILITIES COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE PRODUCTS AT OTHER MANUFACTURING FACILITIES IN A COST-EFFECTIVE AND TIMELY MANNER.

  We internally produce a significant portion of some of the components used in our finished products, including bimetallic center conductors and fine aluminum wire, at certain of our manufacturing facilities. Disruption at these facilities

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due to failure of our technology, fire, electrical outage, natural disaster, acts of terrorism or some other catastrophic event could materially adversely affect our ability to manufacture products at our other manufacturing facilities in a cost-effective and timely manner.

IF OUR PRODUCTS OR COMPONENTS PURCHASED FROM OUR SUPPLIERS EXPERIENCE PERFORMANCE ISSUES, OUR BUSINESS WILL SUFFER.

  Our business depends on our producing excellent products of consistently high quality. To this end, our products, including components and raw materials purchased from our suppliers, are rigorously tested for quality both by us and our customers. Nevertheless, our products are highly complex and our customers' testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), our products and components and raw materials purchased from our suppliers may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing. We have experienced such performance issues in the past and remain exposed to such performance issues. In some cases, recall of some or all affected products, product redesigns or additional capital equipment may be required to correct a defect. In addition, we warrant or indemnify certain products over varying periods of time. Although historical warranty and indemnity claims have not been significant, we cannot assure you that future claims will not have a materially adverse affect on our results of operations. Any significant or systemic product failure could also result in lost future sales of the affected product and other products, as well as result in customer relations problems.

OUR BUSINESS IS SUBJECT TO THE ECONOMIC UNCERTAINTIES AND POLITICAL RISKS OF MAKING AND SELLING OUR PRODUCTS IN FOREIGN COUNTRIES.

  We believe that growth in international markets, including the developing markets in Asia, the Middle East and Latin America, and the expected privatization of the telecommunications structure in many European countries, represents significant future opportunities for us. However, we cannot predict with certainty the outlook for international sales in the short-term due to political and economic uncertainties.

  We have increased our international manufacturing capabilities. Our international operations are subject to the risks inherent in operating abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign investment and loans, foreign tax laws, compliance with local laws and regulations, armed conflict, war, terrorism and major health concerns (such as SARS).

POTENTIAL ENVIRONMENTAL LIABILITIES MAY ARISE IN THE FUTURE AND MATERIALLY ADVERSELY IMPACT OUR FINANCIAL POSITION.

  We are subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. We believe that our manufacturing facilities are in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on our financial condition.

  Our present and past facilities have been in operation for many years, and over that time in the course of those operations, these facilities have used substances which are or might be considered hazardous, and we have generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that environmental issues may arise in the future which we cannot now predict.

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ALTHOUGH WE BELIEVE CASH FROM OPERATIONS AND AVAILABILITY UNDER OUR SENIOR
SECURED REVOLVING CREDIT FACILITY PROVIDE ADEQUATE RESOURCES TO FUND ONGOING OPERATING REQUIREMENTS, WE MAY BE LIMITED IN OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL ON COMMERCIALLY REASONABLE TERMS.

  Although we believe cash from operations and availability under our senior secured revolving credit facility provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively. Our public debt ratings affect our ability to raise capital and the cost of that capital. In April 2003, Standard & Poor's Rating Services ("S&P") announced that it lowered its corporate credit rating on CommScope to "BB" from "BB+" and its subordinated debt rating to "B+" from "BB-." Although S&P indicated that the outlook for CommScope is stable, the downgrade was mainly based on reduced sales and profitability forecasts. On October 27, 2003 each of S&P and Moody's Investors Service announced that they placed our credit ratings under review for possible downgrade prompted by our announcement of the ACS acquisition. Downgrades of our debt ratings may increase our borrowing costs and affect our ability to access the equity capital markets on terms and in amounts that would be satisfactory to us.

WE MAY EXPERIENCE DIFFICULTIES IN OBTAINING OR PROTECTING INTELLECTUAL
PROPERTY.

  We may encounter difficulties, costs or risks in protecting our intellectual property rights or obtaining rights to additional intellectual property to permit us to continue or expand our business. Other companies, including some of our largest competitors, hold intellectual property rights in our industry and the intellectual property rights of others could inhibit our ability to introduce new products in our field of operations unless we secure licenses on commercially reasonable terms, as such is needed.

OUR INDEBTEDNESS COULD RESTRICT OUR OPERATIONS, MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAKE IT MORE DIFFICULT FOR US TO MAKE PAYMENTS ON OUR EXISTING DEBT.

  Our current and future indebtedness could have important consequences to you. For example, it could:

      o impair our ability to obtain additional financing in the future;

      o reduce funds available to us for other purposes, including working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

      o restrict our ability to introduce new products or exploit business opportunities;

      o increase our vulnerability to economic downturns and competitive pressures in the industry we operate in;

      o increase our vulnerability to interest rate increases to the extent variable-rate debt is not effectively hedged;

      o limit, along with the financial and other restrictive covenants in our indebtedness, our ability to dispose of assets or borrow additional funds;

      o make it more difficult for us to satisfy our obligations with respect to our existing debt; and

      o place us at a competitive disadvantage.

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

A SIGNIFICANT UNINSURED LOSS OR A LOSS IN EXCESS OF OUR INSURANCE COVERAGE COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

  We maintain insurance covering normal business operations, including fire, property and casualty protection that we believe is adequate. We do not generally carry insurance covering wars, acts of terrorism, earthquakes or other similar catastrophic events. Because insurance has generally become more expensive, we may not be able to obtain adequate insurance coverage on financially reasonable terms. A significant uninsured loss or a loss in excess of our insurance coverage could materially adversely affect our financial condition.

WE HAVE REDUCED THE SIZE OF OUR WORKFORCE AND MAY NEED TO DO SO AGAIN IN THE FUTURE.

  In response to the level of business and outlook for future business, we have reduced the size of our workforce. We reduced our workforce by approximately 200 employees during the third quarter of 2002. In December 2002, we announced an additional reduction of our workforce of approximately 150 employees that was effective in January 2003. We recorded total pretax charges related to these workforce reductions of approximately $2.2 million for employee termination benefits during 2002. Since the beginning of 2001, our number of employees has declined from approximately 4,000 to approximately 2,600 as of September 30, 2003. If we reduce our expectations for future business we may further reduce our workforce and incur restructuring costs or impairment charges if we adopt a restructuring plan in response to changing business conditions.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE MATERIALLY ADVERSELY AFFECTED BY MARKET VOLATILITY.

  The market price of our common stock has been, and is expected to continue to be, highly volatile, both because of actual and perceived changes in our financial results and prospects and because of general volatility in the stock market. The factors that could cause fluctuations in our stock price may include, among other factors discussed in this section, the following:

      o actual or anticipated variations in sales or quarterly operating results;

      o changes in financial estimates by research analysts;

      o actual or anticipated changes in the United States economy;

      o armed conflict, war or terrorism;

      o a prolonged downturn in the telecommunications industry;

      o changes in the market valuations of other cable manufacturers;

      o announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and

      o actual or anticipated sales of common stock by existing stockholders, whether in the market or in subsequent public offerings.

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